EX-23.a.13
WHEREAS, Nationwide Fund Advisors (“NFA”) has recommended that the Board of Nationwide Variable Insurance Trust (the “Trust”) approve a proposal to (a) terminate any offering and sale, and rescind the designation and establishment, of Class VII Shares effective on April 30, 2009; and (c) not include Class VII Shares in the registration statement of the Trust to be effective the end of April 2009 and any subsequent amendment or supplement of the registration statement of the Trust, thereby allowing the registration of Class VII Shares to expire (the foregoing recommendation, the “Termination Proposal”);
WHEREAS, Article VI, Section 6(i) of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Charter”) provides (a) that at any time there are no Shares outstanding of a particular Class, the Board may terminate such Class and rescind the establishment and designation thereof, and (b) that each resolution of the Board pursuant to Section 6(i) shall be incorporated in the Charter by reference upon adoption; and
WHEREAS, NFA has provided information as is necessary for the Board to make an informed decision that the Termination Proposal is in the best interests of each Series of the Trust (each, a “Fund”), each Class and the existing Shareholders of the Funds and Classes,
NOW, THEREFORE, BE IT RESOLVED, that the Board determines that approval and adoption of the Termination Proposal is in the best interests of each Fund, Class and the existing Shareholders of the Funds and Classes, including the shareholders of Class VII Shares of each Fund; and it is
FURTHER RESOLVED, that, upon due notice to the shareholders of the Funds of the Trust to whom offers and sales of Class VII Shares are then currently being made, and after all Class VII Shares of such Funds are redeemed, no further offers or sales of Class VII Shares shall be authorized or made, the Class VII Shares shall be terminated and the designation and establishment of Class VII Shares shall be, and hereby are, rescinded effective after the redemption of all the Class VII Shares; and it is
FURTHER RESOLVED, that thereafter Class VII Shares shall not be included in the registration statement of the Trust to be effective at the end of April 2009 or in any subsequent amendment or supplement of the registration statement of the Trust, thereby allowing the registration of Class VII Shares to expire; and it is
FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions that each of them, in his or her sole discretion, deems necessary and appropriate to fully put into effect and implement the foregoing resolutions.
Creation of Class Y Shares for the Gartmore NVIT Emerging Markets Fund

RESOLVED, that pursuant to Section 1 and Section 6 of Article III of the Agreement and Declaration of Trust of Nationwide Variable Insurance Trust (the “Trust”), the creation of a new class of units of beneficial ownership (“Shares”) of the Gartmore NVIT Emerging Markets Fund designated Class Y, be, and hereby is, approved; and it is
FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writing, and to do any and all other acts, in the name of the Trust and on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolution.
Creation of Class VI Shares for the Gartmore NVIT Worldwide Leaders Fund
RESOLVED, that pursuant to Section 1 and Section 6 of Article III of the Agreement and Declaration of Trust of Nationwide Variable Insurance Trust (the “Trust”), the creation of a new class of units of beneficial ownership of the Gartmore NVIT Worldwide Leaders Fund designated Class VI, be, and hereby is, approved; and it is
FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writing, and to do any and all other acts, in the name of the Trust and on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolution.